FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Second Quarter 2019 Results

Second Quarter 2019 Highlights

•	Revenues were $268.9 million as compared to $281.6 million in the prior year quarter
•	Operating income was $17.1 million; Adjusted OIBDA[1] was $34.6 million, which exceeded the Company’s guidance
•	Announced content distribution deals with BT Sport in the U.K., Fox Sports in Latin America and PP Sports in China, providing strong platforms for reaching WWE audiences
•	WWE Network average paid subscribers[2] were 1.69 million paid subscribers, consistent with the Company’s guidance
•	Digital video views increased 17% to 9.0 billion; hours consumed increased 22% to 324 million hours across digital platforms; and social media followers increased 10% to over 1.02 billion[3]

WWE Network

•	The Company initiated the transition of WWE Network to a new platform on July 24, which will provide users with a better experience, a more intuitive interface, and enhanced search functionality
•	The new platform enables the introduction of new features and experiences over time, including the addition of free and premium tiers as well as the localization of content in multiple languages
•	Produced more than 90 hours of original network content, including live in-ring programs and talent documentaries, such as The Shield’s Final Chapter and WWE 24: The Year of Ronda Rousey, respectively

STAMFORD, Conn., July 25,  2019 - WWE (NYSE: WWE) today announced financial results for its second quarter ended June 30, 2019.

“During the quarter, we made progress on key strategic initiatives,” stated Vince McMahon, Chairman and Chief Executive Officer. “We completed content distribution agreements in key international markets, prepared for the next phase of our WWE Network service, and achieved steady improvement in engagement metrics. As indicated previously, we remain excited about the future, particularly with our debut on Fox in October.”

George Barrios, Co-President, added “In the quarter, our earnings exceeded guidance, however we anticipate a portion of this to reverse and we continue to target full-year Adjusted OIBDA of at least $200 million. The guidance presupposes the staging of a second large scale international event and the completion of a media rights deal in the MENA region. As we optimize near-term results, we will continue to focus on content creation, localization and digitization, including the evolution of our direct-to-consumer network, to drive long-term growth.”

Second-Quarter Consolidated Results

Revenues declined 5% to  $268.9 million from $281.6 million in the prior year quarter with lower revenue from the Company’s Media, Live Events and Consumer Products business segments.

Operating Income decreased to $17.1 million from $21.2  million in the prior year quarter, reflecting the decline in revenue and the impact of certain strategic investments, as increases in other fixed costs were partially offset by a year-over-year reduction in accrued management incentive compensation. The Company’s Operating income margin declined to 6% from 8% in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) was  $34.6 million as compared to $43.5 million and the Company’s Adjusted OIBDA margin was 13% as compared to 15% in the prior year quarter, respectively. The current period results exceeded guidance primarily due to enhanced revenue recognized in conjunction with the Company’s recent event in Saudi Arabia, which is expected to reverse in connection with an anticipated fourth quarter event in that country.

Net Income increased slightly to $10.4 million, or $0.11 per diluted share, from $10.0 million, or $0.11 per diluted share, in the second quarter of 2018, reflecting reduced losses on equity investments and a lower effective tax rate.

Effective Tax Rate declined to 25% from 31% in the prior year quarter.

Cash flows used in operating activities were $7.6 million as compared to $74.2 million of cash generated in the prior year quarter driven by unfavorable changes in working capital, which was primarily related to the timing of the Saudi event in June as the prior year event was held in April, as well as lower operating performance.

Free Cash Flow was a $27.5 million use of cash as compared to  a  $66.4 million source of cash in the second quarter of 2018 primarily driven by the change in operating cash flow and, to a lesser extent, a  $12.1 million increase in capital expenditures primarily associated with the Company’s workspace plan.4

Cash, cash equivalents and short-term investments were $296 million as of June 30, 2019, and the Company estimates debt capacity under its revolving line of credit of approximately $200 million.

Second-Quarter Key Operating Metrics

During the first quarter 2019 earnings call, the Company discussed the absence of several talent and the belief that these absences had a negative impact on the Company’s engagement metrics. Since the end of April, the Company has achieved steady improvement in key measures.

Domestic TV ratings for Raw declined 14% in the first quarter 2019 from the prior year quarter but improved to a year-over-year decline of 11% in June. The improvement in June occurred despite a tough comparison to game 5 of the NBA championship on Monday, June 10. Similarly, domestic TV ratings for SmackDown declined 13% in the first quarter 2019, but improved to a decline of 7% in June, consistent with the ratings performance of the top 25 cable networks, which declined 7% during the month. Consumption of WWE content across digital AVOD platforms rose from a year-over-year increase of 23% in the first quarter to growth of 28% in June. Finally, average attendance at the Company’s live events in North America, which declined 12% in the first quarter, improved to a decline of 4% for the June period (and was only down 2% for the second quarter 2019).5

Key Operating Metrics (Year-Over-Year Change):

	Q1 2019	Q2 2019	April	May	June
Domestic TV Ratings:					—
Raw	(14)%	(14)%	(21)%	(8)%	(11)%
SmackDown	(13)%	(11)%	(19)%	(8)%	(7)%

Digital Consumption:
Hours	23%	22%	14%	25%	28%
Views	15%	17%	(1)%	17%	38%

Live Event Attendance:
Average - North America	(12)%	(2)%	(12)%	(6)%	(4)%

The Company believes the favorable trends in engagement metrics stem from the emergence of new storylines and Superstars following a successful WrestleMania. Management remains excited about the debut of SmackDown Live on Fox in October. The debut will mark the first time WWE will be available live 52 weeks a year on a premier broadcast platform.

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Revenues:
Media	$197.0	$202.6	$332.4	$336.0
Live Events	48.8	52.3	75.0	83.1
Consumer Products	23.1	26.7	43.9	50.2
Total Net Revenues	$268.9	$281.6	$451.3	$469.3

Operating Income:
Media	$26.9	$32.0	$43.2	$67.9
Live Events	12.4	13.4	12.2	16.3
Consumer Products	5.2	4.6	10.2	10.6
Corporate	(27.4)	(28.8)	(55.3)	(51.8)
Total Operating Income	$17.1	$21.2	$10.3	$43.0

Adjusted OIBDA:
Media	$37.5	$44.5	$66.0	$88.1
Live Events	13.3	14.7	14.1	18.3
Consumer Products	6.2	6.9	12.2	13.8
Corporate	(22.4)	(22.6)	(45.3)	(41.5)
Total Adjusted OIBDA	$34.6	$43.5	$47.0	$78.7

Results by Operating Segment

Media

Revenues decreased 3% to $197.0 million from $202.6 million in the prior year quarter,  primarily due to the performance of WWE Network and the timing of episodic series (i.e., fewer episodes delivered) for programs, such as Total Bellas, as reflected in “Other.” These factors were partially offset by the contractual escalation of core content rights fees.

WWE Network’s  average paid subscribers decreased 6%  to approximately 1.69 million, which was consistent with the Company’s guidance. For the third quarter 2019, the Company projects average paid subscribers of approximately 1.53 million, representing a year-over-year decline of 8%.2,6 Given the actual and projected subscriber declines, the Company does not expect to achieve record subscribers for the full year.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Network (including pay-per-view)	$51.8	$56.2	$98.8	$103.0
Core content rights fees [7]	69.0	66.2	137.1	131.7
Advertising and sponsorship	18.9	19.6	29.8	31.8
Other [8]	57.3	60.6	66.7	69.5
Total Revenues	$197.0	$202.6	$332.4	$336.0

Operating income was  $26.9 million as compared to $32.0 million in the prior year quarter primarily due to the reduction in revenue and the impact of certain strategic investments. Increases in other operating expenses were essentially offset by lower network programming expenses and a reduction in accrued management incentive compensation.

Adjusted OIBDA was  $37.5 million as compared to $44.5 million in the prior year quarter.

Key Highlights: During the quarter, WWE made progress on critical strategic initiatives, completing content distribution agreements in key international markets and developing the foundation for the next iteration of its direct-to-consumer service, WWE Network. Specifically, the Company completed content distribution agreements with BT Sport in the U.K., Fox Sports in Latin America and PP Sports in China. Management believes these partners provide strong platforms for reaching WWE audiences. The Company also initiated the transition of WWE Network to a new platform on July 24, which will provide users with a better experience, a more intuitive interface, and enhanced search functionality. The new platform enables the introduction of new features and experiences over time, including the addition of free and premium tiers as well as the localization of content in multiple languages. The Company continued to produce the highest rated programs on USA Network, Monday Night Raw and SmackDown Live, while developing other new original programs across platforms. These included developing new seasons of Miz & Mrs. and Total Bellas for USA network and E!, respectively, a new series, Fight Like a Girl, for the mobile platform, Quibi, and a live action family movie, The Main Event, to premiere on Netflix in 2020.

Live Events

Revenues declined 7%  to $48.8 million due to lower ticket sales at the Company’s international events, which reflected both the staging of fewer events and weaker performance.

•

There were 76 total events (excluding NXT) in the current quarter, consisting of 53 events in North America and 23 events in international markets, as compared to 90 events in the prior year quarter, including 61 events in North America and 29 in international markets.

•

North American ticket sales of $33.6 million were essentially unchanged from the prior year quarter. The average ticket price at these events increased 16% to $94.56 primarily due to changes in the mix of venues, but was offset by the staging of eight fewer events as the Company worked to optimize the profitability of its touring schedule.  Average attendance declined 2% to approximately 5,800.

•

International live event revenue declined $4.0 million driven by the staging of six fewer events and a 14% reduction in average attendance to approximately 4,900. Partially offsetting these factors, the average ticket price increased 6% to $83.34.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
North American ticket sales	$33.6	$33.5	$57.7	$63.3
International ticket sales	9.5	13.5	9.7	13.5
Advertising and sponsorship	0.8	0.9	1.2	1.1
Other [9]	4.9	4.4	6.4	5.2
Total Revenues	$48.8	$52.3	$75.0	$83.1

Operating income declined to  $12.4 million as compared to $13.4 million in the prior year quarter, primarily due to the reduction in international ticket sales (as described above).

Adjusted OIBDA was $13.3 million as compared to $14.7 million in the prior year quarter.

Key Highlights: During the quarter, WWE continued to demonstrate success in staging large-scale, action packed events for its fans, including WrestleMania, which attracted 82,265 fans to MetLife Stadium, and Super ShowDown in Jeddah, Saudi Arabia. Continuing efforts to strengthen WWE’s global talent base, the Company recently held its largest talent tryout in China with 40 athletes in attendance, and announced that it will return to China for a fourth straight year when WWE LIVE Shanghai comes to the Mercedes Benz Arena in September.

Consumer Products

Revenues decreased 13% to $23.1 million from $26.7 million in the prior year quarter primarily due to a decline in sales of merchandise at the Company’s e-commerce site, WWE Shop, lower royalties from the sale of toy products and, to a lesser extent, reduced sales of merchandise at live-event venues, where the latter can be attributed, in part, to the staging of fewer events (as described above).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Consumer product licensing	$9.4	$10.8	$18.8	$20.1
eCommerce	6.6	8.1	13.2	16.5
Venue merchandise	7.1	7.8	11.9	13.6
Total Revenues	$23.1	$26.7	$43.9	$50.2

Operating income increased 13% to $5.2 million from $4.6 million in the prior year quarter as the decline in revenue was more than offset by lower operating expenses, including a decrease in stock compensation expense.

Adjusted OIBDA was $6.2 million as compared to $6.9 million in the prior year quarter.

Key Highlights:  During the quarter, the Company continued to expand its mobile game portfolio, launching WWE Universe with marquee publisher Glu Mobile, known for its popular Tap Sports Baseball game franchise. In addition to the launch of its new mobile game, WWE also continued to increase the penetration of its existing mobile games with nearly 115 million installs across its game portfolio, led by WWE Champions, as of quarter-end. In collaboration with Mattel, the Company secured premium merchandising space at Walmart and supported the placement with “Retailtainment” activities in 1,300 stores over a 4-week span. Additionally, the Company supported a Mattel social media influencer campaign generating kids-specific content on YouTube, that had a positive impact on the sell through of products featured in that content.

Third Quarter 2019 Business Outlook

For the third quarter 2019, the Company estimates Adjusted OIBDA of $17 million to $22 million.6 This range of results represents a year-over-year decline in Adjusted OIBDA primarily due to increases in fixed costs, including the impact of investment, as well as lower WWE Network subscription revenue, which more than offset the escalation of core content rights fees.

Financial Outlook 2019

The Company reiterated its full year guidance, which targets revenue of approximately $1 billion and Adjusted OIBDA of at least $200 million.6 This guidance assumes continued improvement in WWE’s engagement metrics, a second large scale event in the MENA region, and the completion of a media rights deal in the MENA region. The Company believes it has agreements in principle with the Saudi General Sports Authority on the broad terms for the latter two items; however, this understanding is nonbinding. It is possible that either or both of these business developments do not occur on expected terms and/ or that engagement does not improve as assumed. The Company has evaluated these potential outcomes and currently believes that the most likely downside to its Adjusted OIBDA would be approximately $10 million to $20 million below its current outlook.

The Company’s full year guidance reflects strong fourth quarter results with substantial revenue growth from both the Company’s new content distribution agreements in the U.S., which become effective in that period, and the aforementioned media rights deal in the MENA region.

WWE is unable to provide a reconciliation of third quarter or full year guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on pages 8-9. A reconciliation of three and six months ended June 30, 2019 and 2018 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on pages 14-15

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(3)

Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, etc.) and WWE platforms (WWE.com and WWE App). Social media followers represent the number of followers for each individual platform as sourced from each platform; as such, total followers shown have not been adjusted for duplication among or within platforms and do not represent the number of “unique” followers

(4)

A reconciliation of three and six months ended June 30, 2019 and 2018 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 16

(5)

Data based on average viewers per live episode/ game measured on a Live+SD basis across broadcast and cable networks. Source: Nielsen Media Research, NPOWER (for more information, see WWE Q2 2019 earnings website presentation at corporate.wwe.com/investors)

(6)

The Company’s business model and expected results (including our outlook for the third quarter and rest of 2019) will continue to be subject to significant execution and other risks, including risks relating to entering into, maintaining and/ or renewing key agreements, uncertainties associated with international markets and risks inherent in large live events, and the other risks outlined in the Company’s Form 10-K filing with the SEC

(7)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown, through global broadcast, pay television and digital platforms

(8)

Other forms of media monetization reflect revenues earned from the distribution of other content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, theatrical and direct-to-home video releases

(9)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization expenses directly related to the Company's revenue generating activities, including feature film and television production asset amortization, amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income, Adjusted Net Income and Adjusted EPS presented to exclude certain material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income or other GAAP measures, such as net income or operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, payment of dividends, and the repurchase of stock.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on July 25th to discuss the Company's earnings results for the second quarter of 2019.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 6382878).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on July 25, 2019 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: entering, maintaining and renewing major distribution and event agreements; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net revenues	$268.9	$281.6	$451.3	$469.3
Operating expenses	197.4	198.9	332.8	318.9
Marketing and selling expenses	24.9	29.7	48.0	49.6
General and administrative expenses	23.6	24.9	47.9	44.6
Depreciation and amortization	5.9	6.9	12.3	13.2
Operating income	17.1	21.2	10.3	43.0
Interest expense	4.0	4.7	10.3	8.2
Other income (expense), net	0.8	(2.0)	2.6	(0.2)
Income before income taxes	13.9	14.5	2.6	34.6
Provision for income taxes	3.5	4.5	0.6	9.8
Net income	$10.4	$10.0	$2.0	$24.8

Earnings per share:
Basic	$0.13	$0.13	$0.03	$0.32
Diluted	$0.11	$0.11	$0.02	$0.29

Weighted average common shares outstanding:
Basic	78.0	77.2	78.0	77.2
Diluted	91.1	87.1	91.1	85.2
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98.2	$167.5
Short-term investments, net	197.8	191.7
Accounts receivable, net	132.1	78.9
Inventory	7.6	7.7
Prepaid expenses and other current assets	26.4	28.2
Total current assets	462.1	474.0
PROPERTY AND EQUIPMENT, NET	173.2	148.1
FINANCE LEASE RIGHT-OF-USE ASSETS, NET	12.6	—
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	21.3	—
FEATURE FILM PRODUCTION ASSETS, NET	15.4	13.6
TELEVISION PRODUCTION ASSETS, NET	6.8	7.5
INVESTMENT SECURITIES	28.6	30.2
NON-CURRENT DEFERRED INCOME TAX ASSETS	16.6	17.1
OTHER ASSETS, NET	6.3	9.8
TOTAL ASSETS	$742.9	$700.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$5.2	$5.1
Finance lease liabilities	8.5	—
Operating lease liabilities	6.9	—
Convertible debt	185.9	183.1
Accounts payable and accrued expenses	112.2	120.1
Deferred income	55.4	49.2
Total current liabilities	374.1	357.5
LONG-TERM DEBT	23.1	25.7
FINANCE LEASE LIABILITIES	5.2	—
OPERATING LEASE LIABILITIES	14.6	—
OTHER NON-CURRENT LIABILITIES	0.6	0.9
Total liabilities	417.6	384.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.5	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	440.8	415.3
Accumulated other comprehensive income	2.5	1.5
Accumulated deficit	(118.8)	(101.3)
Total stockholders’ equity	325.3	316.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$742.9	$700.3

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
OPERATING ACTIVITIES:
Net income	$2.0	$24.8
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and impairments of feature film production assets	1.8	3.5
Amortization of television production assets	12.9	12.8
Depreciation and amortization	16.0	16.6
Loss on equity investments, net	2.6	3.0
Services provided in exchange for equity instruments	(1.1)	(1.6)
Other amortization	7.0	3.1
Stock-based compensation	24.4	22.5
Provision for (benefit from) deferred income taxes	0.5	(0.1)
Other non-cash adjustments	1.5	2.1
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	(53.3)	(7.2)
Inventory	0.1	(0.3)
Prepaid expenses and other assets	1.8	(5.2)
Feature film production assets	(3.5)	(0.6)
Television production assets	(12.2)	(14.4)
Accounts payable, accrued expenses and other liabilities	(8.5)	6.4
Deferred income	7.1	11.4
Net cash (used in) provided by operating activities	(0.9)	76.8
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(36.7)	(12.2)
Purchases of short-term investments	(63.6)	(64.5)
Proceeds from sales and maturities of investments	58.8	36.1
Purchase of investment securities	(1.0)	—
Other	—	1.0
Net cash used in investing activities	(42.5)	(39.6)
FINANCING ACTIVITIES:
Repayment of debt	(2.5)	(2.3)
Repayment of finance leases	(4.1)	—
Dividends paid	(18.7)	(18.5)
Debt issuance costs	(0.7)	—
Taxes paid related to net settlement upon vesting of equity awards	(0.3)	(0.2)
Proceeds from issuance of stock	1.3	0.9
Repurchase and retirement of common stock	(0.9)	—
Net cash used in financing activities	(25.9)	(20.1)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(69.3)	17.1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	167.5	137.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$98.2	$154.8
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$13.8	$3.6

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$26.9	$2.1	$8.5	$—	$37.5
Live Events	12.4	—	0.9	—	13.3
Consumer Products	5.2	—	1.0	—	6.2
Corporate	(27.4)	3.8	1.2	—	(22.4)
Total	$17.1	$5.9	$11.6	$—	$34.6

	Three Months Ended June 30, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$32.0	$3.0	$9.5	$—	$44.5
Live Events	13.4	—	1.3	—	14.7
Consumer Products	4.6	—	2.3	—	6.9
Corporate	(28.8)	3.9	2.3	—	(22.6)
Total	$21.2	$6.9	$15.4	$—	$43.5

	Six Months Ended June 30, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$43.2	$4.9	$17.9	$—	$66.0
Live Events	12.2	—	1.9	—	14.1
Consumer Products	10.2	—	2.0	—	12.2
Corporate	(55.3)	7.4	2.6	—	(45.3)
Total	$10.3	$12.3	$24.4	$—	$47.0

	Six Months Ended June 30, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$67.9	$6.0	$14.2	$—	$88.1
Live Events	16.3	—	2.0	—	18.3
Consumer Products	10.6	—	3.2	—	13.8
Corporate	(51.8)	7.2	3.1	—	(41.5)
Total	$43.0	$13.2	$22.5	$—	$78.7

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q2 2019	Q2 2019 YTD	Q3 2019	FY 2019
Adjusted OIBDA	$34.6	$47.0	$17 - $22	At least $200
Depreciation & amortization	(5.9)	(12.3)	—	—
Stock-based compensation	(11.6)	(24.4)	—	—
Film impairments (1)	—	—	—	—
Asset impairments (1)	—	—	—	—
Gain (losses) on operating assets (1)	—	—	—	—
Restructuring charges (1)	—	—	—	—
Other operating income items (1)	—	—	—	—
Operating income (U.S. GAAP Basis)	$17.1	$10.3	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after June 30, 2019 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net cash (used in) provided by operating activities	$(7.6)	$74.2	$(0.9)	$76.8
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(19.9)	(7.8)	(36.7)	(12.2)
Free Cash Flow	$(27.5)	$66.4	$(37.6)	$64.6